UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-01649	94-0849175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

1791 Deere Avenue, Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

949-863-3144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On February 1, 2007, Newport Corporation (the “Company”) entered into a Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser”) to sell up to $175 million aggregate principal amount of its 2.50% Convertible Subordinated Notes due 2012 (the “Notes”) in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are expected to be resold by the Initial Purchaser to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The sale of the Notes to the Initial Purchaser was consummated on February 7, 2007.

The aggregate net proceeds received by the Company from the sale of the Notes were approximately $169.5 million after deducting the Initial Purchaser’s discount and estimated offering expenses. The indebtedness under the Notes constitutes subordinated unsecured obligations of the Company and will rank junior in right of payment to all of the Company’s existing and future senior indebtedness. The indebtedness under the Notes will be effectively subordinated to the indebtedness and other liabilities of the Company’s subsidiaries.

The Notes were issued pursuant to an Indenture, dated February 7, 2007, by and between the Company and Wells Fargo Bank, National Association, as trustee. The Notes bear interest at a rate of 2.50% per annum, which is payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2007, to the holders of record on the preceding February 1 and August 1, respectively.

The Notes are convertible into shares of the Company’s Common Stock at an initial rate of 41.5861 shares for each $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $24.05, subject to certain adjustments set forth in the Indenture. Upon conversion of a Note, in lieu of shares of common stock, a holder shall receive, for each $1,000 principal amount of Notes surrendered for conversion, an amount in cash equal to the lesser of (i) $1,000, and (ii) the conversion value of the Note (determined in accordance with the terms of the Indenture) and, if the conversion value is greater than $1,000, payment of the excess value shall be made, at the Company’s option, in the form of cash, shares of Common Stock or a combination of cash and Common Stock. The Notes are convertible (i) during any calendar quarter beginning after March 31, 2007 (and only during such calendar quarter), if the closing sale price of the Company’s Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect, (ii) during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of the Company’s Common Stock for each day in that period and the conversion rate per $1,000 principal amount of Notes, (iii) upon the occurrence of specified corporate transactions, as described in the Indenture, (iv) if a fundamental change occurs (as described in the Indenture), or (v) at any time during the period beginning on January 15, 2012 and ending at the close of business on the business day immediately preceding the maturity date of the Notes.

The Notes mature on February 15, 2012. However, holders may require the Company to repurchase all or a portion of their Notes upon a fundamental change, as described in the Indenture, at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Additionally, the Notes may become immediately due and payable upon an Event of Default, which generally consist of the following:

•

a default in the payment of any principal amount or fundamental change purchase price due with respect to the Notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the Indenture;

•

a default in payment of any interest (including additional interest) under the Notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the Indenture;

•

a default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Notes, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the Indenture;

•

the Company’s failure to comply with any of its other agreements in the Notes or the Indenture upon the Company’s receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

a default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Newport for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to the Company by the trustee or the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would not be deemed to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its significant subsidiaries.

This report is not an offer to sell either the Notes or the Common Stock issuable upon conversion of the Notes. Neither the Notes nor the shares of Common Stock issuable upon conversion of the Notes have been registered under the Securities Act, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Registration Rights Agreement entered into between the Company and the Initial Purchaser provides that the Company will prepare and file with the Securities and Exchange Commission, within 90 days after the closing of the sale of the Notes, a registration statement under the Securities Act for the purpose of registering for resale, the Notes and all of the shares of the Company’s Common Stock issuable upon conversion of the Notes.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Indenture and Registration Rights Agreement entered into in connection with the private placement, and the Form of 2.50% Convertible Subordinated Note due 2012 delivered in connection therewith, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 of this Current Report on Form 8-K.

Item 3.02 – Unregistered Sales of Equity Securities.

See disclosure under Item 1.01 of this Current Report on Form 8-K.

Item 8.01 – Other Events.

On February 7, 2007, the Company prepaid all indebtedness owed to Thermo Fisher Scientific, Inc. under that certain Subordinated Promissory Note dated July 16, 2004, for $48.2 million. Such note was due on July 16, 2009, had a face principal amount of $50.0 million and bore interest at a rate of 5.0% per annum. In accordance with generally accepted accounting principles, the Company had valued such note at a discount, using a rate of 6.75% to reflect a market rate of interest for similar debt with similar characteristics, which discount was being amortized on a straight line basis until maturity. As the prepayment price approximated the current carrying value of the note, the gain on such prepayment was not material to the Company.

On February 7, 2007, the Company consummated the repurchase of 2,120,000 shares of its Common Stock at a purchase price of $18.86 per share, for a total purchase price of approximately $40 million. Such shares will be retired and returned to the status of authorized but unissued shares.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Indenture, dated February 7, 2007, by and between Newport Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.2	Registration Rights Agreement, dated February 7, 2007, by and between Newport Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.3	Form of 2.50% Convertible Subordinated Note due 2012.

99.1	Press release issued by Newport Corporation, dated February 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPORT CORPORATION

Date: February 7, 2007	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Indenture, dated February 7, 2007, by and between Newport Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.2	Registration Rights Agreement, dated February 7, 2007, by and between Newport Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.3	Form of 2.50% Convertible Subordinated Note due 2012.

99.1	Press release issued by Newport Corporation, dated February 2, 2007.